Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Shares, no par value per share, of Kobex Minerals, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Dated: May 8, 2013

2260761 ONTARIO INC.

By:	/s/ Paul van Eeden
Paul van Eeden, President

PAUL VAN EEDEN

By:	/s/ Paul van Eeden
Name: Paul van Eeden
Title: Individually